Registration No. 333-______
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
PEOPLES FINANCIAL CORPORATION
(Exact name of issuer as specified in its charter)

MISSISSIPPI	64-0709834
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
Incorporation or organization)
152 Lameuse Street, Biloxi, Mississippi, 39530
(Address of Principal Executive Offices) (Zip Code)
PEOPLES FINANCIAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN
PEOPLES FINANCIAL CORPORATION 401(k) PROFIT SHARING PLAN
(Full title of the plans)
Chevis C. Swetman
Chairman, President and CEO
PEOPLES FINANCIAL CORPORATION
152 Lameuse Street
Biloxi, Mississippi 39530
(228) 435-5511
(Name, address and telephone number,
Including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

			Proposed maximum	Proposed maximum	Amount
Title of Securities	Amount to		offering price	aggregate offering	of regis-
to be registered	be registered		per share	price	tration fee
Common Stock,	500,000	(1)(3)	$24.99 (2)	$14,994,000 (2)	$461
Par value $1.00	100,000	(1)(4)
Per share

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement registers an indeterminate number of plan interests to be offered pursuant to the employee benefit plans described herein. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of the Company’s common stock that become issuable under the employee benefit plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Company’s receipt of consideration that results in an increase in the number of the Company’s outstanding shares of common stock.

(2)	In accordance with Rule 457(h), computed upon the basis of the average of the high and low price reported on the NASDAQ Capital Market on June 27, 2007. This price is used solely for the purpose of calculating the registration fee.

(3)	Number of shares to be registered for Peoples Financial Corporation Employee Stock Ownership Plan

(4)	Number of shares to be registered for Peoples Financial Corporation 401(k) Profit Sharing Plan

PART II
Item 3. Incorporation of Documents by Reference.
The documents listed in (a) through (c) below are incorporated by reference in the Registration Statement, and all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all of the shares of the Common Stock have been sold or which deregisters any Common Stock then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of the filing of such documents.
(a)	The Registrant’s latest annual report filed pursuant to Sections 13(a) or 15(d) of the Exchange Act, that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed and the Peoples Financial Corporation Employee Stock Ownership Plan’s latest annual report and the Peoples Financial Corporation 401(k) Profit Sharing Plan’s latest annual report:

Peoples Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006
Peoples Financial Corporation Employee Stock Ownership Plan’s Annual Report on Form 11-K for the year ended December 31, 2006
Peoples Financial Corporation 401(k) Plan’s Annual Report on Form 11-K for the year ended December 31, 2006

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the documents referred to in (a) above:

Registrant’s Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2007 filed with the Commission on May 9, 2007

(c)	See “Description of Registrant’s Securities to be Registered” in Registration Statement No.0-30050 on Form 10/A filed on June 21, 1999 and incorporated herein by reference.

Notwithstanding the foregoing, information that we elect to furnish, but not file, or have furnished, but not filed, with the Commission in accordance with Commission rules and regulations is not incorporated into this Registration Statement and does not constitute a part hereof.
The firm of Piltz, Williams, LaRosa & Co. (“Piltz”) had been the independent public accountants for Peoples Financial Corporation Employee Stock Ownership Plan and Peoples Financial Corporation 401(k) Profit Sharing Plan (the “Plans”) and audited the Plans for several years.

Since September 1, 2006, Piltz has performed consulting services to the Plans’ sponsor, Peoples Financial Corporation, and is therefore no longer independent with respect to the Plans. As a result, Piltz is not able to continue in its role as auditor for the Plans. On March 13, 2007, Porter Keadle Moore, LLP, the independent public accountants for the Plans’ sponsor, was selected to audit the Plans. Piltz has issued correspondence confirming the facts as stated above by the Company, such correspondence being included as Exhibit 16.1.
Item 4. Description of Securities.
None.
Item 5. Interests of Named Experts and Counsel.
None.
Item 6. Indemnification of Directors and Officers.
The Registrant’s bylaws provide that the Registrant shall indemnify any person who is a party, or threatened to be made a party, to any claim, action, lawsuit or proceeding, whether civil, criminal, administrative or investigative, including appeals, by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred in connection with the defense or settlement of such action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interest of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. The Registrant’s bylaws also provide that the Registrant shall indemnify any person who is a party, or threatened to be made a party, to any threatened, pending or completed claim, action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred in connection with the defense or settlement of such action if the person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interest of the Registrant. Provided, however, that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duties of the Registrant unless a court in which such suit or action was brought shall determine upon application that, despite adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses.
Registrant’s bylaws further provide that expenses incurred in defending a civil or criminal claim, action, suit or proceeding may be paid by the Registrant in advance of the final disposition of such matter upon the receipt of an undertaking by such director, officer, employee or agent to repay such amount if it is ultimately determined that such person is not entitled to indemnification.
Any indemnification may be made by the Registrant only as authorized in a specific case upon a determination that indemnification of the director, officer, employee or agent is proper because such person has met the applicable standard of conduct. Such determination may be made by (1) the board of directors by a majority vote of a quorum of directors who are not parties to, or have been wholly successful on the merits or otherwise with respect to, such claim, action, suit or proceeding, or (2) if such quorum is not obtainable, by independent legal counsel in a written opinion, or (3) by the stockholders.
The Registrant has secured insurance on behalf of its directors, officers, employees and its subsidiary for liability arising out of certain claims which may be made against them, whether or not the Registrant would have power to indemnify them against such liability.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     Exhibit 16.1: Letter from Piltz, Williams, LaRosa & Co.
     Exhibit 23.1: Consent of Independent Registered Public Accounting Firm
     Exhibit 23.2: Consent of Independent Registered Public Accounting Firm
     Exhibit 23.3 Consent of Independent Registered Public Accounting Firm
The Registrant hereby undertakes that it will submit or has submitted each plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the plan under Section 401 of the Internal Revenue Code.

Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar amount would not exceed that which is registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to the Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Biloxi, Mississippi, June 27, 2007:
PEOPLES FINANCIAL CORPORATION
/s/ Chevis C. Swetman
By: Chevis C. Swetman
Chairman, President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby constitutes and appoints Chevis C. Swetman his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Signature	Name and Title	Date

/s/ Chevis C. Swetman	Chevis C. Swetman Chairman, President and CEO	June 27, 2007

/s/ Lauri A. Wood	Lauri A. Wood Chief Financial Officer	June 27, 2007

/s/ Drew Allen	Drew Allen Director	June 27, 2007

/s/ Rex E. Kelly	Rex E. Kelly Director	June 27, 2007

/s/ Dan Magruder	Dan Magruder	June 27, 2007
Director

/s/ Lyle M. Page	Lyle M. Page Director	June 27, 2007

     The Plans. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plans) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Biloxi, Mississippi on June 29, 2007.
PEOPLES FINANCIAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN

/s/ Thomas H. Wicks
By:	The Asset Management and Trust Division
of The Peoples Bank, Biloxi, Mississippi; Trustee
By: Thomas H. Wicks, Trust Officer
The Peoples Bank, Biloxi, Mississippi
PEOPLES FINANCIAL CORPORATION 401(k) PROFIT SHARING PLAN

/s/ Thomas H. Wicks

By:	The Asset Management and Trust Division
of The Peoples Bank, Biloxi, Mississippi; Trustee
By: Thomas H. Wicks, Trust Officer
The Peoples Bank, Biloxi, Mississippi